Exhibit 10.7

460 WARD DRIVE, SUITE E1

SANTA BARBARA, CA 93111

TEL 805.964.9700    FAX 805.964.0800

WWW.CYTOMX.COM

Revised December 15, 2010

Sean A. McCarthy, D. Phil.

Re:	Offer of Employment

Dear Dr. McCarthy:

On behalf of CYTOMX THERAPEUTICS, INC., a Delaware corporation (the “Company”), I am pleased to write to confirm the revised terms and conditions of our offer of employment with the Company as set forth below, which shall commence on December 30, 2010. Initially you will work fifty (50) percent of your business time and efforts during normal business hours for the Company, and be paid accordingly. Commencing February 1, 2011, you will work for the Company full time and be paid full time.

The terms and conditions of your employment will be as follows:

•	Title, Position and Duties. You will hold the position of Chief Business Officer with the Company, and you will report to the Company’s chief executive officer, Nancy Stagliano, or her designee. You will perform such duties and have such responsibilities and authority as are assigned to you by the Company from time to time.

•	Business Time. You will devote your exclusive business time to the performance of your duties as an employee of the Company hereunder.

•	Location. You will perform your services from your home or the Company’s offices in South San Francisco, California, subject to such periodic travel as may be required from time to time.

•	Compensation.

•	Base Compensation. You will be paid Base Salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year, payable in periodic installments in accordance with the Company’s payroll practices in effect from time to time.

•	Annual Bonus. You shall be eligible to receive an annual cash bonus in an amount of up to twenty percent (20%) of your Base Salary then in effect for each calendar year, less withholding required by law, based upon achievement of such performance criteria as are established by the CEO following prior consultation with you. The performance criteria for each calendar year shall be determined by the Company prior to, or promptly following the commencement of each calendar year, and shall be communicated to you in writing. The maximum percentage of such annual bonus shall be reviewed and may be increased from time to time with the approval of the Board.

Sean A. McCarthy, D. Phil.	2	Revised December 15, 2010

•	Equity Grant. The Board of Directors has approved a grant to you of an option to purchase the equivalent of 1.25 % of the Company’s as-converted outstanding shares of Common Stock (i.e. 1.25% of the number of fully-diluted outstanding shares that currently are outstanding after $20.0 million second tranche of Series B funding), subject to vesting at the Company’s regular four-year vesting schedule set forth in the Company’s 2010 Stock Incentive Plan and on the other terms and conditions set forth in that Plan. The date of grant and vesting commencement date will be the date as of which you commence employment with the Company on a part-time or full-time basis. That option will be exercisable at a price per share equal to the current fair market value of $0.018 per share.

•	Early Exercise. Subject to approval by the Company’s Board of Directors, you will also be allowed to early exercise your equity grant at the current fair market value of $0.018 per share. The Company will also provide a Note covering the purchase price of the stock, details of which will be forthcoming in a separate document.

•	Relocation Benefits. You will receive a lump sum payment of $50,000 to assist you in relocating from North Carolina to California. The Company will pay the estimated federal, state, local and FICA tax liability (gross up) that arises from this lump sum payment. Should you voluntarily resign from the Company within the first twelve months after you have completed your relocation, you will be required to repay the Company the full cost of all relocation expenses. During the relocation period you will target to spend at least half of your paid time working from our South San Francisco office. The Company will reimburse you for the cost of round trip airfare, hotel accommodations and rental car for this period per company travel policy.

•	Fringe Benefits. You will be entitled to paid vacation time at a rate of three (3) weeks per year of employment, accrued on a monthly basis at the rate of 10 hours per month, commencing December 30, 2010. If you accumulate four (4) weeks’ accrued and unused vacation time, then you will cease further accruals until the amount of your accrued and unused vacation time is reduced below that ceiling amount, In addition, you will be entitled to paid sick time at a rate of one (1) week per year of employment, accrued in full as of your anniversary date of each year of employment and pro-rated for any partial year of employment. If you accumulate four (4) weeks’ accrued and unused sick time, then you will cease further accruals until the amount of your accrued and unused vacation time is reduced below that ceiling amount. Upon termination of employment, the Company will pay you for any accrued and unused vacation time but not for any unused sick time. The Company also will provide and pay the premium cost of basic health and dental insurance coverage for you and your dependents. The Company contemplates engaging a benefits consultant to audit its health and dental insurance plans, compare these benefits programs to similarly funded early stage companies, and to propose the necessary improvements to the plans, including the addition of dependent healthcare coverage. You also will be eligible to participate, on the same terms and conditions as other employees, in other fringe benefit plans sponsored by the Company from time to time for the benefit of its employees generally.

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Term of Employment and Severance Benefits. It is important for you to understand that California is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this letter will be governed by the laws of California. Notwithstanding the foregoing, in the event that the Company terminates your employment at any

Sean A. McCarthy, D. Phil.	3	Revised December 15, 2010

time without Cause (as defined below in Exhibit A), or if you terminate your employment for Good Reason (as defined below in Exhibit A), the Company shall pay you in a lump sum your then current Base Salary for a period of twelve (12) months (the “Severance Period”), within 30 days following your termination of employment. In addition, during the Severance Period, the Company will provide you and your dependents with medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and to the extent that the Company is able to provide you with such benefits at a cost that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination. If the Company is unable to provide such medical and dental insurance benefits, then it will pay you a lump sum equal to the annualized premium cost of the benefits provided prior to termination, payable within thirty (30) days following termination of your employment.

•	Change of Control. In the event that a Change of Control (as defined below in Exhibit A) occurs during your employment relationship and within twelve (12) months following such Change of Control, the Company, or any successor thereto terminates your employment without Cause (as defined below in Exhibit A) or you terminate your employment for Good Reason (as defined below in Exhibit A), the Company shall (i) pay a lump sum amount equal to your then current base salary for a period of twelve (12) months, which will be payable within thirty (30) days following your termination of employment and (ii) accelerate in full your vesting in all Company options that you then hold and such options shall immediately become exercisable in full. In addition, the Company will provide and pay the premium cost for you and your dependents, for a period of twelve (12) months after termination of your employment, of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and provided that either (a) the Company is able to provide you with such benefits at a cost that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination, or (b) you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates, If the Company is unable to provide such medical and dental insurance benefits and “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the annualized premium cost of the benefits provided prior to termination, payable within thirty (30) days following your termination of employment.

•	Payments Subject to Section 409A. All severance or change of control payments and other benefits that the Company is obligated to provide to you under this offer letter shall be made in full compliance with Section 409A and shall begin only upon the date of your “separation from service” (as defined below in Exhibit B), which occurs on or after the date of termination of the employment relationship, and shall be subject to the rules set forth on Exhibit B to this offer letter.

•	Release. The Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company (the “Release”) which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following your termination of employment. If the Release has been signed and any applicable revocation period has expired prior to the 30th day following your termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following your termination of employment occurs in the calendar year following the year of your termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year.

Sean A. McCarthy, D. Phil.	4	Revised December 15, 2010

•	Travel and Expense Reimbursement. The Company will reimburse your reasonable, out-of-pocket costs and expenses incurred directly for the benefit of the Company in the course of your employment, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

•	Confidential Information. You agree to execute the Company’s standard-form nondisclosure and assignment of inventions agreement, and to abide by the terms of that agreement at all times during and after your performance of services for the Company. All intellectual property related to the Company’s technology or fields of use arising out of the work called for under this letter agreement shall be the sole property of the Company. You acknowledge that the Company does not desire to obtain improperly any proprietary or confidential information owned by any of your former employers or any other person, and you therefore agree that you will not provide any such information to the Company in violation of any agreements or obligations you may have to any such former employers or other persons.

•	Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

•	Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupational, or other business activities directly related to the business in which the Company is involved or in which it becomes involved during your employment, and that you will not engage in any other activities that conflict with your obligations to the Company.

•	Immigration Laws. In order to allow the Company to ensure that it will employ you in full compliance with applicable United States immigration laws, you agree that on your first day of employment with the Company, you will provide to the Company (a) your United States passport or your state driver’s license showing, in either instance, a photo of yourself, and (b) a copy of your Social Security card.

•	Company Policies. This offer and your employment also are expressly subject to the Company’s policies and procedures as published from time to time, and your complying with those policies.

•	Conditions of Offer. This offer is expressly contingent upon (a) your signing and returning one copy of this letter to me no later than close of business on December 22, 2010, and (b) the Company’s completing to its satisfaction a background and reference check.

•	Miscellaneous

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Arbitration. You and the Company agree that except for any action in which the Company seeks an injunction or other equitable order (including under or pursuant to the nondisclosure and assignment of inventions agreement referenced in the paragraph, above, labeled “Confidential Information”), and if any dispute arises regarding this letter agreement or the terms and conditions of your employment by the Company, and that

Sean A. McCarthy, D. Phil.	5	Revised December 15, 2010

dispute is not resolved within ten (10) days of the date on which either party delivers to the other party a written notice invoking the arbitration provisions of this paragraph, then to the extent permitted by applicable law, such dispute shall be resolved by binding arbitration in San Francisco, California, before a single arbitrator in accordance with the rules of the American Arbitration Association, The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. You acknowledge that you will have in such arbitration proceeding fewer rights and privileges than would be available in litigation (including but not limited to no right to a jury trial, limited discovery, and essentially no appeal of the arbitrator’s decision), and you nonetheless agree to this arbitration provision.

Your Initials

•	Governing Law. This letter agreement shall be governed by and construed in accordance with California law.

•	Severability. If any provision of this letter agreement is determined to be illegal or unenforceable, then the remainder of this letter agreement nonetheless shall be fully enforceable and binding upon the parties hereto, and it is the intent of the parties that a court or arbitrator shall enforce the remainder of this letter agreement to the maximum extent permitted by law.

•	Entire Agreement. This letter agreement (a) represents our entire understanding regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings regarding such subject matter, whether oral or written, and (b) may not be modified or amended, except by a written instrument executed by you and by the Company’s chief executive officer.

[Signatures appear on the following page.]

Sean A. McCarthy, D. Phil.	6	Revised December 15, 2010

ACCEPTANCE

Please contact me if you have any questions regarding this letter agreement, the Company, its policies or procedures. If the terms and conditions set forth above are acceptable to you, then please sign and return to me one copy of this letter agreement for our files.

We look forward to working with you.

Very truly yours,

CYTOMX THERAPEUTICS, INC.

By	/s/ Nancy Stagliano, Ph.D.
Nancy Stagliano, Ph.D.
Chief Executive Officer

ACCEPTANCE

The undersigned agrees to and accepts the terms and conditions set forth above.

12/15/10	/s/ Sean A. McCarthy, D. Phil.
Date	Sean A. McCarthy, D. Phil.

EXHIBIT A

Employer: CytomX Therapeutics, Inc.

Employee: Sean A. McCarthy, D. Phil.

Certain Defined Terms

For purposes of this offer letter, a “Change of Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii): (i) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from The Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

For purposes of this offer letter, “Cause” shall mean (i) a material breach of any material term of this offer letter or the nondisclosure and assignment of inventions agreement between you and the Company, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of your employment with the Company for “Cause” unless the Company provides you with at least 20 days advance written notice specifying in reasonable detail the conduct in need of being cured, provides you with the opportunity to address the Board regarding such actions or inactions and such conduct was not cured within the notice period or prior to termination.

For purposes of this offer letter, “Good Reason” shall mean the occurrence of any of the following events or circumstances (i) a material diminution in your authority or duties without your prior consent; (ii) a material breach by the Company of the terms of this offer letter; or (iii) the relocation of the Company’s headquarters to a place outside of a 45-mile radius from the company’s headquarters in San Francisco, California (provided that for the avoidance of doubt, the relocation of such headquarters from Santa Barbara, California, to San Francisco, California, shall not provide a basis for “Good Reason” hereunder). In order to establish a “Good Reason” for terminating employment, you must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 15 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and your termination of employment must occur no later than seven (7) days following the expiration of that 30-day cure period.

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Employee Initials Company Initials

EXHIBIT B

Employer: CytomX Therapeutics, Inc.

Employee: Sean A. McCarthy, D. Phil.

Payments Subject to Section 409A

The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided under the attached offer letter:

(a) It is intended that each installment of the severance or change of control payments and benefits provided under the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance or change of control payments and benefits due under this offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance or change of control payments and benefits due under this offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from The Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance or change of control payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h), Solely for purposes of this paragraph (d), “the Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

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Employee Initials Company Initials

(e) All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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Employee Initials Company Initials

Exhibit B, Page 2

FIRST AMENDMENT TO OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (the “Amendment”) is made and entered into, effective as of August 9, 2011 (the “Effective Date”), by and between CYTOMX THERAPEUTICS, INC. a Delaware corporation (the “Company”), and SEAN MCCARTHY (“Employee”), with reference to the following facts:

RECITALS:

A. The parties previously executed that certain letter agreement dated December 15, 2010, “Re: Offer of Employment” (the “Offer Letter”), pursuant to which the Company employs Employee as its Chief Business Officer.

B. The parties have agreed to execute this Amendment in order to memorialize the appointment of Employee as Chief Executive Officer of the Company, an increase in Employee’s base compensation and target bonus percentage, and certain agreements regarding Employee’s equity compensation.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. AMENDMENT OF OFFER LETTER. The Offer Letter is hereby amended as follows.

1.1 POSITION, TITLE, AND DUTIES. The paragraph entitled “Title, Position and duties” is hereby amended and replaced in its entirety with the following:

“Title, Position and Duties. You will hold the position of Chief Executive Officer with the Company, and you will report to the Company’s Board of Directors. In this capacity, you shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer of an operating company, including such duties as are delegated to you from time to time by the Board of Directors of the Company.”

1.2 BASE COMPENSATION AND ANNUAL BONUS. The paragraphs labeled “Base Compensation” and “Annual Bonus” are hereby amended and replaced in their entirety with the following:

“Base Compensation. You will be paid Base Salary at the annual rate of Three Hundred Thirty-five Thousand Dollars ($335,000) per year, payable in equal periodic installments in accordance with the Company’s payroll practices in effect from time to time.

Annual Bonus. You shall be eligible to receive an annual cash bonus in an amount of up to twenty-five percent (25%) of your Base Salary then in effect for each calendar year, less withholding required by law, based upon achievement of such performance criteria as are established by the Board following prior consultation with you. The performance criteria for each calendar year shall be determined by the Company prior to, or promptly following the commencement of each calendar year, and shall be communicated to you in writing. The maximum percentage of such annual bonus shall be reviewed and may be increased from time to time with the approval of the Board.

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1.3 EQUITY COMPENSATION. During the period following the Effective Date of this Amendment, the Company and Employee shall negotiate the terms on which the Company shall grant to Employee, under the Company’s 2010 Equity Incentive Plan, an option to purchase additional shares of the Company’s common stock, which option (a) shall provide for (i) vesting in a portion of the shares subject to that option, commencing as of the Effective Date of this Amendment, based upon the customary four-year vesting schedule under the Company’s 2010 Equity Incentive Plan, and (ii) vesting in the remainder of the shares subject to that option based upon the achievement of such performance milestones as are set forth in the option agreement, and (b) shall be presented to the Board of Directors for approval at the meeting of the Board scheduled to be held on September 14, 2011.

2. MISCELLANEOUS. Except as expressly modified by Section 1, above, the Offer Letter is hereby ratified and confirmed and shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Amendment that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the Effective Date set forth above.

“COMPANY:”		“EMPLOYEE:”

CYTOMX THERAPEUTICS, INC., a Delaware corporation

By	/s/ Charles Homey
	Charles Homey, Chairman	Sean McCarthy

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IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the Effective Date set forth above,

“COMPANY:”	“EMPLOYEE:”

CYTOMX THERAPEUTICS, INC., a Delaware corporation

By	/s/ Sean McCarthy
Charles Homey, Chairman	Sean McCarthy

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